As filed with the Securities and Exchange Commission on July 1, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
(Exact name of registrant as specified in its charter)

Virginia	20-1417448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6830 Old Dominion Drive
McLean, Virginia 22101
(703) 893-7400
(Address of Principal Executive Offices)

VBA Defined Contribution Plan for Sonabank
(Full title of plan)

Georgia S. Derrico	Copy to:
Chairman and Chief Executive Officer	John B. Shannon
Southern National Bancorp of Virginia, Inc.	One Atlantic Center
6830 Old Dominion Drive	1201 West Peachtree Street, NW
McLean, Virginia 22101	Atlanta, GA 30309-3424
(703) 893-7400	(404) 881-7000

(Name, address and telephone of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.01 par value (1)	100,000 shares	$9.07	$907,000	$123.71

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the VBA Defined Contribution Plan for Sonabank (the “Plan”) described herein.

(2)
Amount to be registered consists of 100,000 shares of common stock of Southern National Bancorp of Virginia, Inc. (“SONA”) that may be issued under the Plan, including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the average of the high and low prices of SONA’s common stock reported on The Nasdaq Stock Market on June 26, 2013.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)              The documents constituting Part I of this registration statement (the “Registration Statement”) will be sent or given to participants in the VBA Defined Contribution Plan for Sonabank (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)              Upon written or oral request, Southern National Bancorp of Virginia, Inc. (“SONA”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. SONA will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for any of the above-mentioned information should be directed to the Investor Relations Department, at the address and telephone number on the cover of this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents filed by SONA with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this registration statement as of their respective dates:

1.	SONA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

2.	All other reports filed by the Company or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2012; and

3.
The description of SONA’s common stock, par value $0.01 per share, contained in SONA’s Registration Statement on Form 8-A, as filed with the Commission on August 4, 2006, as such description may be amended from time to time.

All other reports and documents subsequently filed by SONA and the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.               Description of Securities.

Not applicable.

Item 5.               Interests of Named Experts and Counsel.

Not applicable.

Item 6.               Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act (the “VSCA”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the VSCA and furnishes the corporation a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

SONA’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, contain provisions indemnifying its directors and officers to the full extent permitted by the VSCA. In addition, SONA’s Articles of Incorporation, as amended, eliminate the personal liability of its directors, officers and shareholders for monetary damages to the full extent permitted by the VSCA.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (“FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.               Exemption from Registration Claimed.

Not applicable.

Item 8.               Exhibits.

See Exhibit Index, which is incorporated into this Item 8 by this reference.

Item 9.               Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, SONA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on the 1st day of July, 2013.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Georgia S. Derrico
Georgia S. Derrico
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Georgia S. Derrico and R. Roderick Porter, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”) for the registration of certain securities of Southern National Bancorp of Virginia, Inc., any and all amendments (including, but not limited to post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Georgia S. Derrico
Georgia S. Derrico	Chairman of the Board and Chief Executive Officer	July 1, 2013
(Principle Executive Officer)
/s/ William H. Lagos
William H. Lagos	Sr. Vice President and Chief Financial Officer	July 1, 2013
(Principle Financial Officer and Principal Accounting Officer)
/s/ R. Roderick Porter
R. Roderick Porter	President and Director	July 1, 2013

/s/ Neil J. Call
Neil J. Call	Director	July 1, 2013

/s/ Charles A. Kabbash
Charles A. Kabbash	Director	July 1, 2013

/s/ Frederick L. Bollerer
Frederick L. Bollerer	Director	July 1, 2013

/s/ John J. Forch
John J. Forch	Director	July 1, 2013

/s/ W. Bruce Jennings
W. Bruce Jennings	Director	July 1, 2013

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on the 1st day of July, 2013.

VBA DEFINED CONTRIBUTION PLAN FOR SONABANK

By:	/s/ William H. Lagos
William H. Lagos
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285)).

4.2
Certificate of Amendment to the Articles of Incorporation dated January 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285)).

4.3
Certificate of Amendment to the Articles of Incorporation dated April 13, 2006 (incorporated herein by reference to Exhibit 3.3 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285)).

4.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Southern National’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.5	Amendment No. 1 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National’s Current Report on Form 8-K filed on October 14, 2009).

23.1	Consent of KMPG LLP, independent registered public accounting firm.*

24.1	Powers of Attorney (included on signature page hereto).

99.1	VBA Defined Contribution Plan for Sonabank. *

*       Filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K with respect to the Plan, SONA hereby confirms that it has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.